Exhibit 2.3

May 8, 2023

Via Email

CONFIDENTIAL

Aura FAT Projects Acquisition Corp
1 Phillip Street, #09-00

Royal One Phillip

Singapore, 048692

Re:	Amendment to Letter Agreement, dated April 12, 2022

Ladies and Gentlemen:

Reference is made to that certain Letter Agreement, dated as of April 12, 2022 (the “Original Agreement”), by and between Aura FAT Projects Acquisition Corp., a Cayman Islands exempted company with a registration number 384483 (the “Company”) and EF Hutton, a division of Benchmark Investments, LLC, as representative (the “Representative”) of the underwriters (each, an “Underwriter” and collectively, the “Underwriters”); together with the Company, collectively, the “Parties”, and, each, a “Party”).

By executing this letter agreement (the “Amendment”), the Parties agree as follows:

1.	Amendment.

a.	The Founder Shares Lock-up Period in Section 7(a) of the Original Agreement is hereby amended and extended by replacing the reference to “six months” with “twelve months.”

2.	Miscellaneous.

a.	Full Force and Effect; References to Original Agreement. Except only as expressly modified in this Amendment, the Original Agreement remains unmodified and is in full force and effect and binding upon the Parties in accordance with its terms. Except as expressly provided hereby, all of the representations, warranties, covenants, terms and conditions of the Original Agreement are unaffected by this Amendment and shall continue to be, and remain, in full force and effect in accordance with their respective terms as if fully restated herein. this Amendment shall inure to the benefit of and be binding upon the undersigned Parties and their respective legal representatives, successors and assigns. All references to “this Agreement” in the Original Agreement shall be deemed to refer to the Original Agreement, as amended by this Amendment.

b.	Counterparts. This Amendment may be executed in counterparts, each of which shall be an original for all purposes and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Amendment executed and/or transmitted by electronic means shall be valid and effective to bind the Party so signing.

c.	Governing Law. This Amendment and the rights and obligations of the Parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

d.	Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Original Agreement.

e.	Entire Agreement. The Original Agreement, as amended by this Amendment contain the entire agreement of the Parties in respect of the subject matter hereof and thereof and supersede all prior conversations, discussions and agreements relating to the subject matter of this Amendment.

[Signatures follow.]

This Amendment is effective on the date executed by the Company.

Sincerely,

Aura FAT Projects Acquisition Corp

By:	/s/ David Andrada
	Name:	David Andrada
	Title:	Director

Aura FAT Projects Capital LLC

By:	/s/ David Andrada
	Name:	David Andrada
	Title:	Manager

/s/ David Andrada	/s/ Andrew Porter
David Andrada	Andrew Porter

/s/ Tristan Lo	/s/ Aneel Ranadive
Tristan Lo	Aneel Ranadive

/s/ Nils Michaelis	/s/ John Laurens
Nils Michaelis	John Laurens

/s/ Thorsten Neumann	/s/ Jay McCarthy
Thorsten Neumann	Jay McCarthy

/s/ Calvin Ng
Kar Wing (Calvin) Ng

[Signature Page – Amendment to Letter Agreement dated April 12, 2022]